Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 of RLJ Lodging Trust of our report dated March 14, 2011, except with respect to the effects of discontinued operations described in Note 2 as to which the date is December 7, 2011, relating to the combined consolidated financial statements and financial statement schedule of The RLJ Predecessor, which appears in such Registration Statement. We also consent to the use of our report dated February 2, 2011 relating to the consolidated balance sheet of RLJ Lodging Trust, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

December 7, 2011